Exhibit 99.1 Cedar Realty Trust Declares Dividends on Preferred Stock VIRGINIA BEACH, VA / ACCESS Newswire / April 29, 2025 / Cedar Realty Trust, Inc. (NYSE:CDRpB)(NYSE:CDRpC) (the “Company”) announced today that its Board of Directors declared the payment of a cash dividend of $0.453125 per share on the Company’s 7.25% Series B Cumulative Redeemable Preferred Stock, payable on May 20, 2025 to shareholders of record as of the close of business on May 9, 2025. The Company also announced that the Board declared the payment of a cash dividend of $0.40625 per share on the Company’s 6.50% Series C Cumulative Redeemable Preferred Stock, payable on May 20, 2025 to shareholders of record as of the close of business on May 9, 2025. About Cedar Realty Trust, Inc. Cedar Realty Trust, Inc., a wholly-owned subsidiary of Wheeler Real Estate Investment Trust, Inc., is a Maryland corporation (taxed as a real estate investment trust) that focuses on owning and operating income producing retail properties with a primary focus on grocery-anchored shopping centers in the Northeast. The Company’s portfolio comprises 14 properties, with approximately 2.3 million square feet of gross leasable area. For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company's website at www.whlr.us. Contact Information: Cedar Realty Trust, Inc. (757) 627-9088